Filed Pursuant to Rule 433

Registration No. 333-145845

May 16, 2008

Preliminary Term Sheet dated May 16, 2008

(To the Prospectus dated August 31, 2007 and

Prospectus Supplement dated September 4, 2007)

For Broker Dealer Use Only

Not For Further Distribution

USD Bull Note

Indicative Termsheet	May 2008

Issuer	Barclays Bank PLC

Issuer Rating	Aa1 (Moody’s) / AA (S&P)

Lead Manager	Barclays Capital

Status	Unsecured and unsubordinated

Currency	USD

Nominal Issue Size	USD [TBD]

Denomination	USD 1,000

Trade Date	22-May-2008

Issue Date	28-May-2008

Valuation Date	21-May-2010

Maturity Date	26-May-2010

Reference Asset

the U.S. Dollar and the Euro (the “USDEUR” currency exchange rate)

where the currency exchange rate is USDEUR, the Euro per U.S. dollar fixing rate, which is 1 divided by the EURUSD, U.S. dollar per Euro exchange rate, which appears on Reuters Screen WMR to the right of the caption “EUR” under the column “mid” at approximately 4:00 p.m., London time, on the relevant date.

Issue Price	100%

Principal Protection	95% if held to maturity

Reference Asset Return

The performance of the reference asset from the initial level to the final level, calculated as follows:

Final Level –Initial Level

Final Level

Initial Level = The reference level of USDEUR on initial valuation date.

Final Level = The reference level of USDEUR final valuation date.

Payment at Maturity

If you hold your Notes to maturity, you will receive a cash payment determined as follows:

•        if the reference asset return is equal to or greater than -5.0%, you will receive (a) the principal amount of your Notes plus (b) the principal amount multiplied by reference asset return (which may be a positive or a negative number):

$1,000 + ($1,000 x reference asset return)

•        if the reference asset return is less than -5%, you will receive $950 for every $1,000 principal amount of your Notes.

Your principal is only protected up to 95% if you hold the Notes to maturity

Determination Agent	Barclays Bank PLC

Business Day Convention	Modified Following Business Day

Business Days	New York

Fixing Page	USD-EUR: Reuters Page WMR at approximately 4pm London time If no fixing is published that day, the relevant level shall be determined by the Determination Agent in a commercially reasonable manner

Governing Law	New York

CUSIP	06738R J72

ISIN	US06738RJ723

Listing	None

Settlement	DTC, Book Entry, Transferable

Trustee and Paying Agent	Bank of New York

The Notes represent senior unsecured debt securities issued by the Issuer. The Notes are not deposits and are not insured by the Federal Deposit Insurance Corporation or any other US federal or state government agency.

Disclaimer

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated September 21, 2005 and the prospectus supplement dated November 1, 2006, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 1101). A copy of the prospectus may be obtained from Barclays Capital, 200 Cedar Knolls Road, Building E, 4th Floor—Attn: US Syndicate Operations, Whippany, NJ 07981.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

This material is not a confirmation of a transaction and is for informational purposes only. We are willing to discuss it with you on the assumption that you have sufficient knowledge, experience and professional advice to understand and make your own independent evaluation of the merits and risks of the proposed structures. This should not be viewed as investment, tax, accounting or other advice. This material may be amended, superseded or replaced in its entirety by subsequent term sheets or other summaries of terms and conditions or confirmations. In the event of any inconsistency between this term sheet and any pricing supplement with respect to a transaction related to the securities discussed herein, such pricing supplement shall govern.

Any information relating to performance contained in these materials is illustrative and no assurance is given that any indicated returns, performance or results will be achieved. All information, terms and pricing set forth herein reflect our judgment at the date and time hereof and are subject to change.

In the event that Barclays were to enter into a transaction with you, Barclays will not do so as your fiduciary or advisor. Barclays will generally conduct its business without regard to the consequences of such conduct (adverse or otherwise) to you. Barclays, or any of its affiliates may from time to time act as manager, co-manager or underwriter of a public offering or otherwise, in the capacity of principal or agent, deal in, hold or act as market makers or advisors, brokers or commercial and/or investment bankers in relation to the securities or related derivatives that are discussed herein.

Transactions of the type described in these materials may involve a high degree of risk and the value of such transactions may be highly volatile. Such risks include, without limitation, risk of adverse or unanticipated market developments, risk of counterparty or issuer default, risk of adverse events involving any underlying reference obligation, asset, entity or index, and risk of illiquidity. In certain transactions, counterparties may lose their entire investment or incur an unlimited loss. This brief statement does not disclose all the risks and other significant aspects in connection with transactions of the type described in these materials. Please review the prospectus, and any relevant prospectus supplement, pricing supplement or free writing prospectus relating to the securities discussed herein for a further discussion of the risks. Prior to transacting, counterparties should ensure that they fully understand (either on their own or through the use of independent expert advisors) the terms of the transaction and any legal, tax and accounting considerations applicable to them.

Barclays Capital and its affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including any attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties; and (ii) is written to support the promotion or marketing of the transactions or other matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

Copyright in these materials is owned by Barclays (© Barclays Bank PLC 2006 (all rights reserved)). These materials, or any part thereof, may not be reproduced, distributed or transmitted to any other person or incorporated in any way into another document without the prior written consent of Barclays. As used herein, the term “Barclays” refers to Barclays Bank PLC, together with its subsidiaries and affiliated companies. Each of these companies is separately incorporated and none of these companies are responsible for the obligations of the others.

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